FIRST AMENDMENT

GRACO INC. RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

(1998 Statement)

Graco Inc. hereby amends the “GRACO INC. RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS (1998 Statement)” (the “Plan”) as follows:

1.           EFFECTIVE DATE.   Effective January 1, 2009, the new second paragraph is added to Section 1 that reads as follows:

The Plan was frozen to new Participants in 2002. Effective January 1, 2009, Graco amended the to comply with section 409A of the Internal Revenue Code (“Code”). For Participants whose entire benefit under the Plan is a Grandfathered Benefit (a “Grandfathered Participant”), the following rules apply: (i) the Grandfathered Participant’s time and form of payment (and any rights to change the same) shall remain as provided under the prior plan statement and shall not be affected by this amendment, and (ii) no amendment that is a material modification of the Plan’s terms shall apply to the Grandfathered Participant’s benefit. The “Grandfathered Benefit” is a Participant’s benefit under the Plan which was earned and Vested as of December 31, 2004 (if any), and the adjustments of that benefit as permitted under section 409A of the Code. A Participant’s Grandfathered Benefit is the amount provided under section 1.409A-6(a)(3) of the Treasury Regulations, which is the present value of the amount to which the Participant would have been entitled under the plan if the Participant voluntarily terminated services without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of services, and received the benefits in the form with the maximum value. With respect to benefits that are not Grandfathered Benefits, the Plan is intended to comply with section 409A of the Code and shall be interpreted in that manner.

2.           FREQUENCY.   Effective January 1, 2009 for non-Grandfathered Benefits, a new sentence is added to the end of Section 3.3 that reads in full as follows:  Participants shall receive four quarterly payments each year (even if the payment schedule for the active members of the Board of Directors changes).

3.           DURATION.   Effective January 1, 2009 for non-Grandfathered Benefits, the second and third sentences are deleted.

4.           PAYMENT ON DEATH.   Effective January 1, 2009 for non-Grandfathered Benefits, Section 4 is amended to reads in full as follows:

4.      Payments Upon Death.  If a Participant dies, before, on, or after Retirement, then payment shall be made to such Participant’s beneficiary as follows:

5.           PAYMENT ON DEATH.   Effective January 1, 2009 for non-Grandfathered Benefits, Section 4.1 is amended to reads in full as follows:

4.1.	Amount. Payment shall be made in one lump sum of the remaining amount due to the Participant (if no amount has been paid, the lump sum will be of the Participant’s entire amount).

6.           DATE OF PAYMENT.   Effective January 1, 2009 for non-Grandfathered Benefits, Section 4.2 is amended to read in full as follows:

4.2.	Date of Payment. Payment shall be made as of the January 1 (or as soon as practicable thereafter, but in all events in the same year as the January 1) following the date of the Participant’s death.

7.           RETIREMENT.   Effective January 1, 2009 for non-Grandfathered Benefits, two new sentences are added to the end of Section 5.1 that reads in full as follows:

A Retirement shall occur only if it constitutes a separation from service as defined under section 409A of the Code. If a Participant is a specified employee as defined under section 409A of the Code and payment is due based on the participant’s Retirement, then the delay in payment rules for specified employees under the Graco Deferred Compensation Plan shall be applied to the Participant.

8.           SAVINGS CLAUSE.   Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.